                                                                     EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                       OF THE ARTICLES OF INCORPORATION OF
                          TOOTSIE ROLL INDUSTRIES, INC.


                                   MAY 3, 1999

                  1. The name of the corporation is Tootsie Roll Industries, Inc.

                  2. The text of the amendment, which replaces in its entirety Paragraph 1 of Article FOURTH of the articles of incorporation of this corporation, is as follows:

         1. AUTHORIZED SHARES. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 160 million (160,000,000), consisting of 120 million (120,000,000)
         shares of Common Stock, par value 69-4/9 cents per share ("Common Stock"), and 40 million (40,000,000) shares of Class B Common Stock, par value 69-4/9 cents per share ("Class B Common Stock").

                  3. The amendment to this articles of incorporation was adopted on May 3, 1999.

                  4. The amendment to the articles of incorporation was proposed by the board of directors and submitted to the shareholders in accordance with the Virginia Stock Corporation Act. The outstanding shares of Common Stock and of Class B Common Stock, each class being entitled to vote as a separate voting group, were entitled to vote on the amendment to the articles of incorporation. Each outstanding share of Common Stock was entitled to one vote. Each outstanding share of Class B Common Stock was entitled to ten votes. The results of the shareholder vote are summarized below:

                                           NUMBER OF SHARES      TOTAL OF UNDISPUTED
                                           OUTSTANDING AND       VOTES CAST FOR THE
      CLASS OF STOCK                       ENTITLED TO VOTE          AMENDMENT
      --------------                       ----------------      -------------------
     Common Stock                              32,475,205            26,832,563
     Class B Common Stock                      15,386,015           148,189,540


                  The number of votes cast by each voting group in favor of the amendment of the articles of incorporation was sufficient for approval by that voting group.

                                           Tootsie Roll Industries, Inc.

                                           By:    ELLEN R. GORDON
                                              ---------------------------------
                                                 Ellen R. Gordon
                                                 Its President






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